Exhibit 99.1

NAUTILUS, INC. REPORTS PRELIMINARY UNAUDITED RESULTS FOR
THE FOURTH QUARTER AND FULL YEAR 2015

Fourth Quarter Revenue Increased 15% Over Prior Year and Full Year Revenue Grew 22%

Fourth Quarter Adjusted EPS from Continuing Operations (excluding unusual items)
Expected to be $0.37 to $0.39 versus $0.33 in Prior Year

VANCOUVER, WASHINGTON, January 19, 2016 - Nautilus, Inc. (NYSE: NLS) today announced its preliminary, unaudited results for the fourth quarter and year ended December 31, 2015.

Nautilus expects to report net sales of approximately $109 million for the fourth quarter of 2015, an increase of 15% compared to the fourth quarter of 2014. For the full year 2015, net sales are expected to be approximately $336 million, an increase of 22% compared to the full year 2014.

Earnings per diluted share from continuing operations are estimated to be in the range of $0.31 - $0.33 per share for the fourth quarter of 2015, compared to $0.33 per share for the fourth quarter of 2014. Earnings per diluted share from continuing operations for the fourth quarter of 2015 includes approximately $(0.06) of unusual items. Excluding these unusual items, the adjusted earnings per diluted share from continuing operations are estimated to be in the range of $0.37 - $0.39 per share for the fourth quarter of 2015. For the full year 2015, earnings per share from continuing operations are expected to be in the range of $0.85 - $0.87 per share versus $0.64 per share for the full year 2014. Excluding the unusual items adjusted earnings per share from continuing operations for the full year 2015 are expected to be in the range of $0.91 - $0.93 per share.

Adjusted earnings per diluted share for the fourth quarter and full year 2015 excludes transaction costs related to the acquisition of Octane Fitness (approximately $0.02 per share) and the other following unusual items: (1) settlement of a previously disclosed arbitration proceeding related to a 1999 agreement under which Nautilus licensed certain rights relating to TreadClimber® products (approximately $0.05 per share); (2) write-off of inventory related to the nutrition business which the Company is transitioning out of to focus on opportunities presented by the recent Octane Fitness acquisition (approximately $0.03 per share); (3) the Company did not record any royalty due from a licensee during the fourth quarter, and reversed out estimated royalties for the third quarter as a result of a dispute that arose with the licensee during the fourth quarter (approximately $0.03 per share). The Company believes the licensee is in breach of the licensing agreement and has notified the licensee of its obligation to cure the breach; and (4) the release of a valuation allowance related to foreign tax credits that favorably impacted GAAP EPS by approximately $0.06 for the fourth quarter and full year periods. See attached reconciliation of non-GAAP financial measures below.

As previously disclosed, on December 31, 2015 the Company entered into and closed on a definitive purchase agreement to acquire Octane Fitness, LLC, a leading fitness products company (“Octane”), through the purchase of 100% of the capital stock of OF Holdings, Inc., Octane’s parent corporation, from North Castle Partners, a private equity firm, and other stockholders. The purchase price of $115 million plus working capital and other adjustments was financed through an $80 million term loan and cash on hand. For more information, please refer to the Company’s press release dated January 4, 2016.

The Company had cash and investments of $55 million and $80 million of term debt at December 31, 2015 compared to cash and investments of $72 million and no debt at December 31, 2014. The decline in cash and investments and the addition of debt were due to the acquisition of Octane.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to report another quarter and year of solid top line growth. Our fourth quarter results reflect increased sales for both our Direct and Retail segments, including continued strong consumer demand for the Max Trainer product line as well as strong contributions from new product categories for our retail business. The recently announced addition of Octane Fitness to our portfolio in 2016 will help to further strengthen our position in the fitness market and provide significant profitable revenue acceleration opportunities through product and channel diversification. I am extremely proud of our dedicated employees for their outstanding efforts in delivering these results and for their hard work in continuing to build strong growth platforms for the future. We look forward to sharing further details in our upcoming earnings release and quarterly conference call.”
Conference Call

Nautilus will host a conference call to discuss the preliminary results for the fourth quarter ended December 31, 2015 at 4:30 p.m. ET (1:30 p.m. PT) on Tuesday, January 19, 2016. The call will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 899-2086 in North America and international listeners may call (212) 231-2932. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, January 19, 2016, through 6:30 p.m. ET, February 2, 2016. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21803101.

Nautilus plans to release its full operating results for the fourth quarter and full year 2015 on February 22, 2015. A press release providing more details regarding the call will be issued approximately one week prior to the date.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented its non-GAAP adjusted earnings per diluted share from continuing operations for the fourth quarter and full year 2015 excluding certain unusual items.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. We present adjusted results because management believes that due to the unusual nature of the excluded items the non-GAAP results assists investors in assessing the Company's operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Octane Fitness®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, and www.octanefitness.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: preliminary operating results and estimates of the magnitude of certain unusual items for the fourth quarter and full year ended December 31, 2015; the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products; anticipated channel diversification, anticipated demand for the Company’s new and existing products; growth in revenues and profits; and anticipated benefits of the acquisition of Octane Fitness. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include costs associated with the acquisition, failure to successfully integrate the Octane Fitness business, achieve expected synergies or realize other anticipated benefits of the transaction, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, incurrence of unanticipated obligations under licensing agreements and the impact of disputes regarding royalty obligations owed or owing to us, a decline in consumer spending due to unfavorable economic conditions, and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	December 31, 2015
	Three Months Ended	Twelve Months Ended
Adjusted earnings per diluted share from continuing operations	$0.37 - 0.39	$0.91 - 0.93
Transaction expenses related to Octane Fitness	(0.02)	(0.02)
Arbitration settlement expense	(0.05)	(0.05)
Nutrition inventory write-off	(0.03)	(0.03)
Lost royalties related to licensing dispute	(0.03)	(0.03)
Release of valuation allowance	0.06	0.06
Earnings per diluted share from continuing operations(1)	$0.31 - 0.33	$0.85 - 0.87

(1) May not add due to rounding.